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                     [Letterhead of Locke Liddell & Sapp LLP]

                                 August 16, 1999

Volume Services of America, Inc.
300 First Stamford Place
P. O. Box 10203
Stamford, Connecticut  06904-2203

Ladies and Gentlemen:

         We have acted as special Texas counsel to SVM of Texas, Inc. (the "Client"), a Texas corporation, in connection with the 11 1/4% Senior Subordinated Notes due 2009 (the "Exchange Securities") to be issued by you.

         In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

     1. Indenture (the "Indenture") dated as of March 4, 1999 from you; certain of your subsidiaries (including the Client), and Volume Services America Holdings, Inc. to Norwest Bank Minnesota, National Association, as Trustee;

     2. Secretary's Certificate executed by Janet L. Steinmayer and dated March 4, 1999, together with its attachments;

     3. Officer's Certificate executed by Kenneth R. Frick and dated August 11, 1999, together with its attachments; and

     4. Certificate of Restated Articles of Incorporation of SVM of Texas, Inc. (the "Certificate") issued by the Texas Secretary of State and dated July 19, 1999.

         We are rendering this opinion to you at the Client's request. We advise you that, while we represent the Client on a number of matters, there may be many matters of a legal nature concerning the Client about which we have not been consulted and concerning which we have no knowledge.

         In preparing this opinion, we have relied without independent verification upon the assumptions set forth in Schedule A to this opinion and, as to matters of fact material to this opinion, the statements, certificates and representations of officers, employees and other representatives of the Client, including but not limited to the representations in the Indenture. As to the existence of the Client, we have relied solely on the Certificate, and our opinion as to such matters is not intended to provide any conclusion or assurance beyond that conveyed by the Certificate.


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Volume Services of America, Inc.
August 16, 1999
Page 2

                                    Opinions
                                    --------

         Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

         1. The Client is a corporation duly incorporated and validly existing under the laws of the State of Texas.

         2. The execution, delivery and performance by the Client of the Indenture (a) have been duly authorized by all necessary corporate action on the part of the Client; (b) are within the corporate power and authority of the Client, and (c) do not contravene or violate any Texas statutory law, rule or regulation or the Restated Articles of Incorporation or Bylaws of the Client.

         3. The Indenture has been duly and validly executed and delivered by the Client.

                                 General Matters
                                 ---------------

         Our opinion on each issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered, in a properly presented case, by the Texas Supreme Court. The manner in which any particular issue would be treated in any actual court case would depend in part on the facts and circumstances particular to that case, and our opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

         In rendering this opinion and with your concurrence, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, that may have been made by or on behalf of the parties to the Indenture, and we have assumed in rendering this opinion that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstance in which they are made, not misleading.

         We have not undertaken any research for purposes of determining whether the Client or the Indenture is subject to any Texas law or other governmental requirement other than to those laws and requirements which is our experience would generally be recognized as applicable in the absence of research by lawyers in Texas, and none of our opinions covers any such law or other requirement.

         This opinion is limited in all respects to the laws of the State of Texas, as now in effect, which have been published and are generally available in a format that makes legal research reasonably feasible. We disclaim any responsibility to inform you of any changes. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, including but not limited to the federal laws of the United States.


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Volume Services of America, Inc.
August 16, 1999
Page 3


         We hereby consent to the filing of this opinion as part of Exhibit 5 to the Registration Statement on Form S-4 filed by you and certain of your subsidiaries (including the Client) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of the Exchange Securities and to the use of our name under the caption "Legal Matters" in the Prospectus included in such Registration Statement.

         This opinion is solely for your benefit and may be relied upon only by you and by Simpson Thacher & Bartlett in connection with the transactions described in the Indenture. This opinion may not be relied upon by you or such counsel for any other purpose, or by any other individual or entity for any purpose, in whole or in part, without our express prior written consent.

                                          Very truly yours,


                                          /s/ Locke Liddell & Sapp LLP




Schedule A - Assumptions


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                                   Schedule A

                                   Assumptions

         For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1. Natural persons who are involved on behalf of the Client have sufficient legal capacity to enter into and perform the transactions effected under the Indenture.

2. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

3. Each certificate issued by a governmental official, office or agency concerning a person's status, including but not limited to certificates of corporate existence, is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.